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                                                                    EXHIBIT 14.2

                          DATATRAK INTERNATIONAL, INC.

                            FINANCIAL CODE OF ETHICS

         This Financial Code of Ethics applies to DATATRAK's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. DATATRAK expects all of its employees to act with personal and professional integrity in all aspects of their employment, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by DATATRAK's other policies and procedures that govern the conduct of DATATRAK employees. This Financial Code of Ethics is intended to supplement DATATRAK's other policies and procedures.

You shall:

         (1) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         (2) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that DATATRAK files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by DATATRAK;

         (3) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which DATATRAK is a member;

         (4) Promptly report any possible violation of this Financial Code of Ethics to Chairman of Audit Committee at the address listed below; and

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         (5)      Take all reasonable measures to protect the confidentiality of non-public, proprietary information about DATATRAK and its customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

         You understand that you are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead DATATRAK's independent public accountants for the purpose of rendering the financial statements of DATATRAK misleading.

         You further understand that you will be held accountable for your adherence to this Financial Code of Ethics. Your failure to observe the terms of this Financial Code of Ethics may result in disciplinary action. Violations of this Financial Code of Ethics also may constitute violations of law and may result in civil and criminal penalties for you and/or DATATRAK.

         ANY OFFICER OR EMPLOYEE WISHING TO REPORT A CONFIDENTIAL, ANONYMOUS SUBMISSION REGARDING ANY CONDUCT WHICH THEY BELIEVE TO BE A VIOLATION OR APPARENT VIOLATION OF THE FINANCIAL CODE OF ETHICS , CAN DO SO BY SENDING A LETTER TO THE CHAIRMAN OF THE AUDIT COMMITTEE AT THE FOLLOWING ADDRESS:

         TIM BIRO
         CHAIRMAN OF AUDIT COMMITTEE
         234 BERSHAM DRIVE
         HUDSON, OHIO  44236

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